Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Enterprise Bancorp, Inc. of our reports dated March 10, 2021, relating to the consolidated financial statements, and the effectiveness of internal control over financial reporting of Enterprise Bancorp, Inc., appearing in the Annual Report on Form 10-K of Enterprise Bancorp, Inc. for the year ended December 31, 2020.

/s/ RSM US LLP

Boston, Massachusetts
May 11, 2021